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CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 33-84630) pertaining to the Hoenig Group Inc. 1994 Stock Option Plan and the Registration Statement (Form S-8 No. 333-17435) pertaining to the Hoenig Group Inc. 1996 Employee Stock Purchase Plan, of our report dated March 18, 1997, with respect to the consolidated financial statements of Hoenig Group Inc. and its subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 1996.




/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
New York
March 18, 1997